Exhibit 11.1



Computation of Net Income Per Common and Common Equivalent Share (unaudited) (Dollar amount in 000's, except shares and per share amounts)



                                    Three Months Ended       Six Months Ended
                                         June 30,                 June 30,
                                     1996        1995        1996        1995
                                   --------     ------     -------     -------
Net Income                         ($2,545)     ($286)    ($4,701)     ($783)

Preferred Stock Dividend
 Requirement                          --          (36)        (34)       (69)

Net Income for Computing
 Income per Common Share           ($2,545)     ($322)    ($4,735)     ($852)

Average Common and Common
 Equivalent Shares
 Outstanding                      8,804,567  7,884,046   8,735,367  7,621,712

Net Income per Common and
 Common Equivalent Share            ($0.29)    ($0.04)     ($0.54)    ($0.11)

(1) Common stock equivalents have been excluded since the effect on net income per share of their inclusions would either be antidilutive or represent dilution of less than 3%.